As filed with the Securities and Exchange Commission on April 17, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PennyMac Mortgage Investment Trust

(Exact Name of Registrant as Specified in Its Charter)

Maryland	27-0186273
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6101 Condor Drive

Moorpark, CA 93021

Phone: (818) 224-7442

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

PennyMac Mortgage Investment Trust 2009 Equity Incentive Plan

(Full Title of the Plans)

Jeffrey P. Grogin

Chief Administrative and Legal Officer and Secretary

Private National Mortgage Acceptance Company, LLC

6101 Condor Drive

Moorpark, CA 93021

Phone: (818) 224-7442

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

J. Gerard Cummins

Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

Phone: (212) 839-5300

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount to be Registered (1)		Proposed Maximum Aggregate Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common shares of beneficial interest, par value $0.01 per share	4,400,000	(3)	$23.05	$101,420,000	$13,063

(1)   Pursuant to Rule 416 under the Securities Act of 1933, the number of common shares of beneficial interest (“common shares”) registered hereby includes an indeterminate number of common shares that may be issued in connection with share splits, share dividends or similar transactions.

(2)   Calculated pursuant to Rules 457(c) and (h) solely for the purpose of calculating the registration fee based on the average of the high and low prices of the common shares as reported on the New York Stock Exchange on April 14, 2014.

(3)   Represents additional common shares issuable under the PennyMac Mortgage Investment Trust 2009 Equity Incentive Plan.

EXPLANATORY NOTE

Registration of Additional Common Shares

The PennyMac Mortgage Investment Trust 2009 Equity Incentive Plan (the “Plan”) provides for grants of equity-based awards up to an aggregate of 8.0% of PennyMac Mortgage Investment Trust’s (the “Registrant’s”) issued and outstanding common shares of beneficial interest, $0.01 par value per share (“common shares”), on a fully diluted basis, at the time of the award, subject to a maximum of 40,000,000 common shares available for issuance under the Plan.  The Registrant initially registered 1,368,851 common shares for issuance under the Plan pursuant to Registration Statement on Form S-8 (No. 333-162679) filed with the Securities and Exchange Commission on October 26, 2009 (the “Earlier Registration Statement”), based on the number of common shares issued and outstanding as of such date. The Registrant is filing this Registration Statement on Form S-8 to register an additional 4,400,000 common shares for issuance under the Plan, based on the number of common shares issued and outstanding as of April 7, 2014.

In accordance with General Instruction E of Form S-8, the contents of the Earlier Registration Statement are hereby incorporated by reference in this Registration Statement on Form S-8, except to the extent supplemented, amended or superseded by the information set forth herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.   Plan Information.*

Item 2.   Registrant Information and Employee Plan Annual Information.*

*                                         The document(s) containing the information specified in this Part I will be sent or given to participants in the Plan in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These document(s) and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with Commission rules):

•                  the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as amended by Amendment No. 1 on Form 10-K/A filed on March 12, 2014;

•                  the Registrant’s Current Reports on Form 8-K filed on January 3, 2014, February 6, 2014, February 12, 2014 (two filings) and February 24, 2014; and

•                  the description of the Registrant’s common shares included in its registration statement on Form 8-A filed on July 23, 2009.

All documents filed (but not furnished) by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision eliminating the liability of its trustees and officers to the real estate investment trust and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The Registrant’s declaration of trust contains a provision that limits the liability of the Registrant’s trustees and officers to the maximum extent permitted by Maryland law.

The Registrant’s declaration of trust authorizes it, and its bylaws require it, to the maximum extent permitted by Maryland law, to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former trustee or officer or (ii) any individual who, while serving as the Registrant’s trustee or officer and at its request, serves or has served as a trustee, director, officer, partner, member, manager, employee or agent of another real estate investment trust, corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity or capacities. The Registrant’s declaration of trust and bylaws also permit the Registrant to indemnify and advance expenses to any person who served any predecessor of the Registrant in any of the capacities described above and to any employee or agent of the Registrant or a predecessor of the Registrant. The Registrant has entered into indemnification agreements with each of its trustees and executive officers that address similar matters, as described below.

Maryland law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted for directors and officers of Maryland corporations. The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Under the MGCL, a Maryland corporation also may not indemnify for an adverse judgment in a suit by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or for a judgment of liability on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification even though the director or officer did not meet the prescribed standard of conduct. However, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that a personal benefit was improperly received, is limited to expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant entered into customary indemnification agreements with each of its trustees and executive officers that obligate the Registrant to indemnify them to the maximum extent permitted under Maryland law. The agreements require the Registrant to indemnify the trustee or officer (the “indemnitee”) against all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his or her behalf in connection with any proceeding to which the indemnitee is, or is threatened to be, made a party, or in which the indemnitee otherwise becomes involved (including as a witness), by reason of the indemnitee’s service to the Registrant as a trustee or officer or in certain other capacities.  However, the indemnitee will not be entitled to indemnification if the proceeding was brought by or in the right of the Registrant and the indemnitee is adjudged to be liable to the Registrant or it is established that one of the other prohibitions on indemnification under Maryland law exists.

In addition, the indemnification agreements require the Registrant to advance, without a preliminary determination of the indemnitee’s entitlement to indemnification thereunder, reasonable expenses incurred by the indemnitee within ten days of the receipt by the Registrant of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:

•                                          a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•                                          a written undertaking by or on behalf of the indemnitee to repay the amount if it is ultimately determined that the standard of conduct was not met.

The indemnification agreement also provides for procedures for the determination of entitlement to indemnification, including requiring that such determination be made by independent counsel after a change in control of the Registrant.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

The following exhibits are filed as part of this registration statement:

Exhibit Number	Exhibit Description

4.1

Declaration of Trust of PennyMac Mortgage Investment Trust, as amended and restated (incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009)

4.2	Amended and Restated Bylaws of PennyMac Mortgage Investment Trust (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on August 13, 2013)

4.3

Specimen Common Share Certificate of PennyMac Mortgage Investment Trust (incorporated by reference to Exhibit 4.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009)

4.4	PennyMac Mortgage Investment Trust 2009 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009)

4.5

Form of Restricted Share Unit Award Agreement under the PennyMac Mortgage Investment Trust 2009 Equity Incentive Plan (incorporated by reference to Exhibit 10.8 of Amendment No. 3 to the Registrant’s Registration Statement on Form S-11 (File No. 333-159460) filed with the Commission on July 24, 2009)

5.1*	Opinion of Venable LLP

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Venable LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page to this Registration Statement)

*     Filed herewith.

Item 9.   Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Moorpark, State of California, on April 17, 2014.

PENNYMAC MORTGAGE INVESTMENT TRUST

By:	/s/ Stanford L. Kurland
Name: Stanford L. Kurland
Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Stanford L. Kurland, Anne D. McCallion and Jeffrey P. Grogin, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Stanford L. Kurland
Stanford L. Kurland	Chairman and Chief Executive Officer	April 17, 2014
(Principal Executive Officer)

/s/ Anne D. McCallion
Anne D. McCallion	Chief Financial Officer	April 17, 2014
(Principal Financial Officer)

/s/ David A. Spector
David A. Spector	President, Chief Operating Officer and Trustee	April 17, 2014

/s/ Gregory L. Hendry
Gregory L. Hendry	Chief Accounting Officer (Principal Accounting Officer)	April 17, 2014

/s/ Scott W. Carnahan
Scott W. Carnahan	Trustee	April 17, 2014

Name	Title	Date

/s/ Preston DuFauchard
Preston DuFauchard	Trustee	April 17, 2014

/s/ Randall D. Hadley
Randall D. Hadley	Trustee	April 17, 2014

/s/ Clay A. Halvorsen
Clay A. Halvorsen	Trustee	April 17, 2014

/s/ Nancy McAllister
Nancy McAllister	Trustee	April 17, 2014

/s/ Stacey D. Stewart
Stacey D. Stewart	Trustee	April 17, 2014

/s/ Frank P. Willey
Frank P. Willey	Trustee	April 17, 2014

EXHIBIT INDEX

Exhibit Number	Exhibit Description
4.1

Declaration of Trust of PennyMac Mortgage Investment Trust, as amended and restated (incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009)

4.2	Amended and Restated Bylaws of PennyMac Mortgage Investment Trust (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on August 13, 2013)

4.3

Specimen Common Share Certificate of PennyMac Mortgage Investment Trust (incorporated by reference to Exhibit 4.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009)

4.4	PennyMac Mortgage Investment Trust 2009 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009)

4.5

Form of Restricted Share Unit Award Agreement under the PennyMac Mortgage Investment Trust 2009 Equity Incentive Plan (incorporated by reference to Exhibit 10.8 of Amendment No. 3 to the Registrant’s Registration Statement on Form S-11 (File No. 333-159460) filed with the Commission on July 24, 2009)

5.1*	Opinion of Venable LLP

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Venable LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page to this Registration Statement)

*                             Filed herewith.